UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2013

ALLIED NEVADA GOLD CORP.
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89,521
(Address of principal executive offices)	(Zip Code)
(775) 358-4455
(Registrant’s Telephone Number, Including Area Code)
n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Effective September 30, 2013, Allied Nevada Gold Corp. (the “Company”) entered into the Third Amendment to Credit Agreement (the “Amendment”) dated as of the same date among the Company, The Bank of Nova Scotia, as administrative agent (“Agent”), and such lenders as set forth therein (“Lenders”), to its Amended and Restated Credit Agreement with the Agent and the Lenders dated as of October 31, 2012, as amended by the First Amendment to Credit Agreement dated as of March 26, 2013 and the Second Amendment to Credit Agreement dated as of June 27, 2013 (the “Credit Agreement”).
The Amendment modifies the required Interest Coverage Ratio and Leverage Ratio, as defined in the Credit Agreement, for the quarter ended September 30, 2013. Such ratios will return to the limits originally contained in the Credit Agreement on October 1, 2013 and all dates thereafter.
The Amendment also modifies the definition of Calculation Date, as defined in the Credit Agreement, to require the Company to calculate certain financial ratios on a pro forma basis on each date upon which the Company requests credit, which will determine the Company's compliance with certain covenants contained in the Credit Agreement.
The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Credit Agreement was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the Third Fiscal Quarter ended September 30, 2012 which was filed with the Securities and Exchange Commission on November 5, 2012.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Exhibit

10.1
Third Amendment to Amended and Restated Credit Agreement, dated as of September 30, 2013, between Allied Nevada Gold Corp., The Bank of Nova Scotia, Commonwealth Bank of Australia, National Bank of Canada and Société Générale (Canada Branch).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2013	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1
Third Amendment to Amended and Restated Credit Agreement, dated as of September 30, 2013, between Allied Nevada Gold Corp., The Bank of Nova Scotia, Commonwealth Bank of Australia, National Bank of Canada and Société Générale (Canada Branch).